EXHIBIT 10.6

AMENDMENT TO PERFORMANCE SHARE

AWARD AGREEMENTS FOR EXECUTIVE OFFICERS

Section 4 of each Award Agreement outstanding on August 7, 2017, is amended to read in its entirety as follows:

Participant is responsible for payment of all federal, state and local withholding taxes and Participant's portion of any applicable payroll taxes imposed in connection with the settlement of the Performance Shares and the issuance of Shares (collectively, the "Applicable Taxes").  To satisfy this obligation, Corporation will withhold a number of Performance Shares (thus, reducing the number of unrestricted Shares to be issued to Participant) having a Fair Market Value (as of the Settlement Date) equal to the total amount of Applicable Taxes on the compensation income realized upon settlement of the Award; provided, that the Fair Market Value of Shares so withheld will in no event exceed the total amount calculated based on the maximum individual tax rates in the jurisdictions applicable to Participant.